Exhibit 99.1

W&T OFFSHORE PRICES $350 MILLION SENIOR SECOND LIEN NOTES OFFERING

HOUSTON (GLOBE NEWSWIRE) — January 14, 2025 — W&T Offshore, Inc. (NYSE: WTI) (“W&T Offshore” or the “Company”) today announced the pricing of its previously announced offering of $350 million in aggregate principal amount of 10.750% senior second lien notes due 2029 (the “Notes”) at par in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the offering of the Notes is expected to occur on January 28, 2025, subject to customary closing conditions.

The Company intends to use the net proceeds of the offering, along with cash on hand, to (i) purchase for cash pursuant to a tender offer, the Company's outstanding 11.750% Senior Second Lien Notes due 2026 (the “2026 Senior Second Lien Notes”) that are validly tendered pursuant to the terms thereof (the “Tender Offer”), (ii) on or after August 1, 2025, redeem in full any remaining 2026 Senior Second Lien Notes not validly tendered and accepted for purchase in the Tender Offer and, pending such redemption, satisfy and discharge the indenture governing the 2026 Senior Second Lien Notes, (iii) repay outstanding amounts under the term loan provided by Munich Re Risk Financing, Inc., as lender (the “MRE Term Loan”), and (iv) pay premiums, fees and expenses related to the offering of Notes, the Tender Offer, the redemption of any 2026 Senior Second Lien Notes, the satisfaction and discharge of the indenture governing the 2026 Senior Second Lien Notes and the repayment and termination of the MRE Term Loan. This announcement is not an offer to purchase or a solicitation of an offer to sell the 2026 Senior Second Lien Notes, and it does not constitute a notice of redemption of the 2026 Senior Second Lien Notes.

The Notes and the related guarantees to be offered have not been registered under the Securities Act or any other securities laws, and the Notes and the related guarantees may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The Notes and the related guarantees are being offered only to persons reasonably believed to be qualified institutional buyers in the United States under Rule 144A and to non-U.S. investors outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell, a solicitation of an offer to buy, or a sale of the Notes, the related guarantees, or any other securities, nor does it constitute an offer to sell, a solicitation of an offer to buy or a sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT W&T OFFSHORE

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. As of September 30, 2024, the Company had working interests in 53 fields in federal and state waters (which include 46 fields in federal waters and 7 in state waters). The Company has under lease approximately 673,100 gross acres (515,400 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 514,000 gross acres on the conventional shelf, approximately 153,500 gross acres in the deepwater and 5,600 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, including the completion, timing and size of the proposed offering, the intended use of the proceeds, including to fund the Tender Offer, redeem in full any remaining 2026 Senior Second Lien Notes not validly tendered and accepted for purchase pursuant to the Tender Offer and satisfy and discharge the indenture governing the 2026 Senior Second Lien Notes, repay the MRE Term Loan, and pay premiums, fees and expenses related to the aforementioned, and the terms of the Notes being offered, based on what we believe are reasonable estimates and assumptions. No assurance can be given, however, that these events will occur or that our estimates will be correct. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure hurricane damage, the ability to achieve leverage targets, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Form 10-Q reports found at www.sec.gov. Investors are urged to consider closely the disclosures and risk factors in these reports.

CONTACT:

Al Petrie
Investor Relations Coordinator
investorrelations@wtoffshore.com
713-297-8024

Sameer Parasnis
Executive Vice President and Chief Financial Officer
sparasnis@wtoffshore.com
713-513-8654

Source: W&T Offshore, Inc.